                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999, and the ninth paragraph of Note 1, as to which the date is April 12, 1999, with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in the Arch Communications Group, Inc. Registration Statement on Form S-4 for the registration of 29,651,980 shares of common stock to be exchanged for all of the outstanding 10 7/8% senior discount notes due 2008 at an exchange ratio of 66.1318 shares for each $1,000 principal amount of notes.

                                                 /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
December 17, 1999